Exhibit 99.1

445 Pine Avenue, Goleta, CA 93117

FOR IMMEDIATE RELEASE

Contact:	Charles G. Baltuskonis, EVP/CFO
Phone:	805-692-5821
E-mail:	cbaltuskonis@communitywestbank.com
URL:	http://www.communitywestbank.com
SYMBOL:	CWBC (NASDAQ)

Community West Bancshares Reports Earnings for 2007 Second Quarter

Goleta, California, July 24, 2007 – Community West Bancshares (Company) (NASDAQ: CWBC), parent company of Community West Bank, today reported net income of $1,252,000, or $.21 per share diluted, for the quarter ended June 30, 2007 (2007 Q2), compared to $1,289,000, or $.21 per share diluted, for the quarter ended June 30, 2006 (2006 Q2).

Net Interest Income

Net interest income for the comparative quarters increased by $525,000.

Total interest income for the comparative quarters increased by $2,247,000.  $1,972,000 of the increase is attributed to the strong comparative growth in interest-earning assets, primarily in the commercial real estate lending, SBA and manufactured housing portfolios, partially offset by the decrease in securitized loans; and, $275,000 of the increase is attributed to higher interest rates.

Interest expense on deposits for the comparative three-month period increased by $1,318,000.  $759,000 of the increase is attributed to interest-bearing deposit growth and $559,000 is attributed to higher interest rates.  Interest expense on borrowings increased by $404,000, which is primarily volume-related.

The Company’s net interest margin decreased by 48 basis points, to 4.45% for 2007 Q2 from 4.93% for 2006 Q2.

Provision for Loan Losses

Overall, the general portfolio credit quality continues to be relatively stable and the Company continues to benefit from the low amounts of classified loans and net charge-offs.  2007 Q2 had a $63,000 credit to the provision for loan losses, primarily because some SBA unguaranteed loans were sold.

Non-Interest Income and Non-Interest Expenses

Non-interest income decreased by $177,000 from 2006 Q2 to 2007 Q2, primarily from a decline in gains from loan sales, as management strategically sold fewer loans.

Non-interest expenses increased by $616,000 in 2007 Q2, due primarily to overall staff growth, including an additional branch location and further development of two other branches that were added in the past two years, lending production commissions and general promotional expenses.

BALANCE SHEET

The Company’s total assets increased to $561.9 million, or $45.3 million, at June 30, 2007 compared to $516.6 million at December 31, 2006.

Net loans increased to $484.7 million, or $33.1 million, at June 30, 2007 compared to $451.6 million at December 31, 2006, and combined liquid assets and investment securities increased by a net of $10.5 million.

On the funding side in 2007, deposits increased to $411.1 million, or $42.4 million, at June 30, 2007 compared to $368.7 million at December 31, 2006.

CAPITAL

As of June 30, 2007, the Company had $48.7 million in total shareholders’ equity, or 8.66% of consolidated total assets, and book value per share was $8.30.

DIVIDEND DECLARED

The Board of Directors announced that they have declared a quarterly dividend of $.06 per common share, payable August 17, 2007 to shareholders of record as of the close of business on August 3, 2007.  At this quarterly rate, the annual dividend is equivalent to $.24 per common share.

COMMENTS FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Lynda J. Nahra, President and Chief Executive Officer, noted: “In 2007 Q2, we continued to make progress in growing the Bank and we had a particularly strong quarter in business lending.  We remain focused on developing our franchise brand, maintaining strength in our core business lines and credit quality, and improving our net interest margin despite the current yield curve and competitive environment.”

COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, which has five full-service branch banking offices, in Goleta, Ventura, Santa Maria, Santa Barbara and Westlake Village.  The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending, with loans originating in California, Alabama, Colorado, Florida, Georgia, Maryland, North Carolina, Ohio, Oregon, South Carolina, Tennessee and Washington.

See enclosed financial tables

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Interest income	$11,624	$9,377	$22,672	$18,426
Interest expense	5,630	3,908	10,933	7,424
Net interest income	5,994	5,469	11,739	11,002
Provision for loan losses	(63)	144	222	325
Net interest income after provision for loan losses	6,057	5,325	11,517	10,677
Non-interest income	1,402	1,579	2,577	2,906
Non-interest expenses	5,303	4,687	10,502	9,197

Income before income taxes	2,156	2,217	3,592	4,386
Provision for income taxes	904	928	1,514	1,838

NET INCOME	$1,252	$1,289	$2,078	$2,548

Earnings per share:
Basic	$0.21	$0.22	$0.36	$0.44
Diluted	0.21	0.21	0.34	0.43

Weighted average shares:
Basic	5,856	5,781	5,840	5,774
Diluted	6,038	6,000	6,035	5,988

Selected average balance sheet items

Average assets	$554,993	$459,084	$545,251	$455,349
Average gross loans	482,758	401,717	475,086	393,664

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	June 30,	December 31,
	2007	2006

Cash and cash equivalents	$18,550	$11,343
Interest-earning deposits in other financial institutions	655	536
Investment securities	35,817	32,632
Loans:
Held for sale	93,391	75,795
Held for investment	395,339	379,703
Less: Allowance	(4,047)	(3,926)
Net held for investment	391,292	375,777
NET LOANS	484,683	451,572

Other assets	22,171	20,532

TOTAL ASSETS	$561,876	$516,615

Deposits	$411,082	$368,747
FHLB advances	96,000	95,000
Other liablities	6,142	6,048
TOTAL LIABILITIES	513,224	469,795

Stockholders' equity	48,652	46,820

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$561,876	$516,615

Shares outstanding	5,863	5,815

Book value per share	$8.30	$8.05

Nonaccrual loans	$8,034	$7,417
SBA guaranteed portion	(5,085)	(4,256)

Nonaccrual loans, net	$2,949	$3,161